Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
www.mayerbrown.com
May 6, 2010
Republic Services, Inc.
18500 North Allied Way
Phoenix, AZ 85054
Ladies and Gentlemen:
     We have acted as counsel for Republic Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offers to exchange (the “Exchange Offers”) the Company’s 5.00% notes due 2020, 5.25% notes due 2021, 5.50% notes due 2019 and 6.20% notes due 2040 (collectively, the “New Notes”) which will be registered under the Securities Act, for an equal principal amount of the Company’s outstanding unregistered 5.00% notes due 2020, 5.25% notes due 2021, 5.50% notes due 2019 and 6.20% notes due 2040 (collectively, the “Original Notes”), respectively. The New Notes will be guaranteed, jointly and severally (the “New Note Guarantees”), by all of the Company’s subsidiaries that guarantee the Company’s revolving credit facilities (the “Guarantors”). Each series of Original Notes were issued, and the New Notes will be issued, under one of two indentures (each, an “Indenture”): (i) the Indenture, dated September 8, 2009, between the Company, certain subsidiaries of the Company named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented from time to time, or (ii) the Indenture, dated November 25, 2009, between the Company, certain subsidiaries of the Company named therein and U.S. Bank National Association, as trustee, as supplemented from time to time.
     In connection with our opinion, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference); (b) the Company’s Certificate of Incorporation and By-Laws, each as amended to date; (c) the Indentures; (d) the forms of the New Notes and New Note Guarantees; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.
     In our examination of the above referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and Guarantors and other sources believed by us to be responsible.
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and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp
Republic Services, Inc.
May 6, 2010

     Based upon and subject to the foregoing and the matters set forth herein, assuming that each of the Indentures have been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the applicable trustee, and when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act and the Indentures shall have been duly qualified under the Trust Indenture Act of 1939, as amended, and having regard for such legal considerations as we deem relevant, we are of the opinion that:
     1. The New Notes, when duly executed and delivered by or on behalf of the Company in the form contemplated by the applicable Indenture upon the terms set forth in the applicable Exchange Offer and authenticated by the applicable trustee, will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms; except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other comparable laws affecting the enforcement of creditors’ rights generally or the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     2. The New Note Guarantees, when the New Note Guarantees are duly executed and delivered by or on behalf of the Guarantors in the form contemplated by the applicable Indenture upon the terms set forth in the applicable Exchange Offer and authenticated by the applicable trustee, will be legally issued and valid and binding obligations of the Guarantors enforceable in accordance with their terms; except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other comparable laws affecting the enforcement of creditors’ rights generally or the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     We express no opinion concerning the contents of the Registration Statement or the Prospectus, other than as to the validity of the New Notes. We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States Federal law, the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). To the extent any document relevant to this opinion provides that it is governed by the laws of a jurisdiction other than the State of New York, we are nevertheless rendering this opinion as if such document were governed by the internal laws of the State of New York. The New Notes may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date of this opinion, which laws are subject to change with possible retroactive effect.
     We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Mayer Brown llp
Republic Services, Inc.
May 6, 2010

Very truly yours,
/s/ Mayer Brown LLP